UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
April 2, 2009
Date of Report (Date of earliest event reported)
ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11727 (Commission File Number)	73-1493906 (IRS Employer Identification Number)
3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Item 8.01 Other Events
SIGNATURES

Item 7.01.	Regulation FD Disclosure.
     On March 24, 2009, Energy Transfer Partners, L.P. (the “Partnership”) gave a presentation to analysts at a conference hosted by Barclays Capital. The presentation, which was temporarily posted to the Partnership’s website, contained a statement on page 32 relating to the Partnership’s liquidity position in relation to its approved growth plans that was based on an unstated assumption. A copy of the presentation that states this assumption related to our liquidity position has been posted to the Partnership’s website at www.energytransfer.com.
     In addition, a copy of a new presentation, which was given to investors at a conference hosted by Morgan Keegan on March 31 and April 1, 2009, has been posted to the Partnership’s website at www.energytransfer.com.
Item 8.01 Other Events
     On March 26, 2009, the United States District Court for the Southern District of Texas issued an order dismissing a consolidated class action complaint that had been filed against us in November 2007 alleging that we had engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the New York Mercantile Exchange, or NYMEX, in violation of the Commodity Exchange Act. The court dismissed the complaint, with prejudice, for failure to state a claim. We are unable to predict whether the plaintiff will seek to appeal this order.
     On March 26, 2009, the United States District Court for the Southern District of Texas issued an order dismissing a separate class action complaint that had been filed against us in March 2008 alleging that we had engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions in the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law. The court found that the plaintiffs failed to state a claim on all causes of action and for anti-trust injury, but granted leave to amend. We are unable to predict whether the plaintiffs will seek to amend their complaint in accordance with the order or whether the plaintiffs will seek to appeal the order.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

	By:	Energy Transfer Partners GP, L.P.,
its general partner

	By:	Energy Transfer Partners, L.L.C.,
its general partner

Date: April 2, 2009

/s/ Martin Salinas, Jr.

Martin Salinas, Jr.
Chief Financial Officer